Exhibit 99.1
For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FIRST QUARTER 2009
COCONUT GROVE, FLORIDA, May 15, 2009 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the first quarter ended March 31, 2009.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “We made considerable progress in reducing our costs during the quarter, significantly offsetting the impact of the global economic recession and bleak U.S. advertising market. MegaTV generated another healthy revenue increase, as we continued to expand and monetize our growing TV audience. Our radio operations reported reduced revenues, despite continued strong audience shares, reflecting the ongoing industry-wide advertising downturn. Looking ahead, our ability to deliver Hispanic audiences to national and local advertisers in the nation’s top markets has never been stronger. We will continue to support our station brands, while aggressively controlling our costs, with the goal of positioning our assets for growth over the long-term.”
Quarter Results
For the quarter ended March 31, 2009, consolidated net revenue totaled $27.8 million compared to $36.4 million for the same prior year period, resulting in a decrease of $8.6 million or 24%. This consolidated decrease was attributable to our radio segment which had a net revenue decrease of $8.8 million or 27%, offset by an increase in our television segment net revenue of $0.2 million or 6%. Our radio segment had a decrease in net revenue primarily due to lower local and national sales caused mainly by the decline in economic conditions. The decrease in local sales occurred in all of our markets, with the exception of our Chicago market. The decrease in national sales occurred in all of our markets. Our television segment continues to increase its advertising and content demand as MegaTV continues to increase its viewership.
Operating income (loss) before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $2.6 million compared to $(1.4) million for the same prior year period, representing an increase of $4.0 million. This increase was primarily attributed to the decreases in station operating expenses of $11.9 million and corporate expenses of $0.7 million, offset by a decrease in net revenue of $8.6 million. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating loss totaled $(9.7) million compared to $(2.8) million for the same prior year period. The increase in operating loss was mainly due to the impairment of FCC broadcasting licenses and restructuring costs of $10.6 million. Also contributing to the increase in operating loss was a decrease in our net revenue, offset by decreases in our station operating expenses and corporate expenses. Please refer to the Impairment of FCC Broadcasting Licenses and Restructuring Costs section for a detailed discussion.
Loss before income taxes totaled $(13.2) million compared to $(5.9) million for the same prior year period.

Spanish Broadcasting System, Inc.	Page 2
Impairment of FCC Broadcasting Licenses
As a result of the SFAS No. 142 impairment testing of our indefinite-lived intangible assets and goodwill, we recorded a non-cash impairment loss of approximately $10.1 million that reduced the carrying values of our FCC broadcasting licenses in our Chicago and San Francisco markets. The impairment loss was due to changes in estimates and assumptions which were primarily: (a) lower industry advertising revenue growth projections in our respective markets, and (b) lower industry profit margins.
Restructuring Costs
As a result of the decrease in the demand for advertising and the continued deterioration of the economy, we began to implement a restructuring plan in the third quarter of fiscal year 2008 to reduce expenses throughout the Company and have incurred costs totaling $3.0 million to date, which includes $0.5 million for the three-months ended March 31, 2009, related to the termination of various programming contracts and personnel. In addition, we are reviewing further cost-cutting measures, as we continue to evaluate the scope and duration of the current economic slowdown and its anticipated impact on our operations.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as 4 of the Top 8 rated radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation serving the South Florida and Puerto Rico markets, with national distribution through DirecTV Mas and various over-the-air affiliates. SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.
(Financial Table Follows)
Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. García Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary (305) 441-6901	Chris Plunkett Brainerd Communicators, Inc. (212) 986-6667

Spanish Broadcasting System, Inc.	Page 3
Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarter ended March 31, 2009 and 2008.

	Quarter Ended March 31,
Amounts in thousands	2009	2008
	(Unaudited)
Net revenue	$27,794	36,433
Station operating expenses	22,367	34,243
Corporate expenses	2,861	3,593
Depreciation and amortization	1,593	1,362
Loss (gain) on the disposal of assets, net	11	(3)
Impairment of FCC broadcasting licenses and restructuring costs	10,616	—

Operating loss	(9,654)	(2,762)
Interest expense, net	(6,417)	(5,084)
Changes in fair value of derivative instrument	2,856	—
Other income, net	—	1,928

Loss before income taxes	(13,215)	(5,918)
Income tax (benefit)	(2,269)	—

Net loss	(10,946)	(5,918)

Dividends on Series B preferred stock	(2,482)	(2,417)

Net loss applicable to common stockholders	$(13,428)	(8,335)

Net loss per common share:
Basic and Diluted	$(0.19)	(0.12)

Weighted average common shares outstanding:
Basic and Diluted	72,502	72,405

Spanish Broadcasting System, Inc.	Page 4
Non-GAAP Financial Measures
Included below are tables that reconcile the quarter ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income (Loss) to Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Quarter Ended March 31,		%
(Amounts in millions)	2009	2008	Change

Operating Loss	$(9.7)	(2.8)
add back: Loss (gain) on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring costs	10.6	—
add back: Depreciation & amortization	1.7	1.4

Operating Income (Loss) before Depreciation & Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs	$2.6	(1.4)	N/A

Operating Income (Loss) before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Spanish Broadcasting System, Inc.	Page 5
Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Quarter Ended
	March 31,		Change
	2009	2008	$	%

Net revenue:
Radio	$24,176	33,026	(8,850)	(27%)
Television	3,618	3,407	211	6%

Consolidated	$27,794	36,433	(8,639)	(24%)

Operating income (loss) before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs:
Radio	$7,633	5,888	1,745	30%
Television	(2,206)	(3,698)	1,492	(40%)
Corporate	(2,861)	(3,593)	732	(20%)

Consolidated	$2,566	(1,403)	3,969	(283%)

Depreciation and amortization:
Radio	$813	796	17	2%
Television	538	167	371	222%
Corporate	242	399	(157)	(39%)

Consolidated	$1,593	1,362	231	17%

Loss (gain) on the disposal of assets, net:
Radio	$(8)	(3)	(5)	167%
Television	19	—	19	100%
Corporate	—	—	—	0%

Consolidated	$11	(3)	14	(467%)

Impairment of FCC broadcasting licenses and restructuring costs:
Radio	$10,548	—	10,548	100%
Television	24	—	24	100%
Corporate	44	—	44	100%

Consolidated	$10,616	—	10,616	100%

Operating loss:
Radio	$(3,720)	5,095	(8,815)	(173%)
Television	(2,787)	(3,865)	1,078	(28%)
Corporate	(3,147)	(3,992)	845	(21%)

Consolidated	$(9,654)	(2,762)	(6,892)	250%

Spanish Broadcasting System, Inc.	Page 6
Selected Unaudited Balance Sheet Information and Other Data:

As of March 31,
(Amounts in thousands)	2009

Cash and cash equivalents	$33,936

Total assets	$472,690

Senior secured credit revolver due 2010	$15,000
Senior secured credit facility term loan due 2012	312,000
Other debt	7,381

Total debt	$334,381

Series B preferred stock	$92,349

Total stockholders’ deficit	$(49,482)

Total capitalization	$377,248

	Fiscal Year Ended March 31,
(Amounts in thousands)	2009	2008

Capital expenditures	$289	5,013

Cash paid for income taxes, net	$22	10